EXHIBIT 23

CONSENT OF BEARD MILLER COMPANY LLP

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-13975, 333-49908, 333-68260 and 333-122300) on Form S-8 of Patapsco Bancorp, Inc. of our report dated September 23, 2005, relating to the consolidated financial statements, which appears in the 2005 Annual Report, which is incorporated in this Annual Report on Form 10-KSB.

/s/ Beard Miller Company LLP

Baltimore, Maryland

September 26, 2005